Exhibit 99

FOR IMMEDIATE RELEASE

3M Announces Second-Quarter Results;

Company Delivers Sales of $7.7 Billion and All-Time Record Earnings of $2.02 per Share

Second-Quarter Highlights:

–                 Operating income margins of 23.9 percent, up 1.1 percentage points year-on-year

–                 Organic local-currency sales growth of 1.8 percent, positive across all geographic areas

–                 Returned $2.3 billion to shareholders via dividends and gross share repurchases

–                 Announced acquisition of Capital Safety, a leading global provider of fall protection equipment, for a total enterprise value of $2.5 billion

ST. PAUL, Minn. – July 23, 2015 - 3M (NYSE: MMM) today reported second-quarter earnings of $2.02 per share, an increase of 5.8 percent versus the second quarter of 2014. Sales declined 5.5 percent year-on-year to $7.7 billion. Organic local-currency sales grew 1.8 percent and foreign currency translation reduced sales by 7.3 percent year-on-year.

Operating income was $1.8 billion and operating income margins for the quarter were 23.9 percent, up 1.1 percentage points year-on-year. Second-quarter net income was $1.3 billion and the company converted 74 percent of net income to free cash flow.

3M paid $646 million in cash dividends to shareholders and repurchased $1.7 billion of its own shares during the quarter.

Organic local-currency sales growth was 4.9 percent in Safety and Graphics, 3.4 percent in Health Care, 3.4 percent in Consumer and 1.4 percent in Industrial; Electronics and Energy declined 3.0 percent. On a geographic basis, organic local-currency sales grew 4.1 percent in the U.S., 0.8 percent in Latin America/Canada, 0.5 percent in Asia Pacific, and 0.4 percent in EMEA (Europe, Middle East and Africa).

“In the face of a mixed economic environment, the 3M team delivered positive organic growth in all geographic areas while expanding worldwide margins by over a full point,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “We also continued to invest in our future, including strategic acquisitions. In June, we announced the acquisition of Capital Safety, which will bolster our personal safety platform and build on our fundamental strengths in technology, manufacturing, global capabilities and brand.”

3M also updated its guidance for the full-year 2015.

The company expects earnings will be in the range of $7.80 to $8.00 per share, versus a prior range of $7.80 to $8.10 per share. Organic local-currency sales growth is expected to be in the range of 2.5 to 4 percent, versus previous guidance of 3 to 6 percent.

3M continues to expect that foreign currency translation will reduce 2015 sales by 6 to 7 percent. The company also anticipates that full-year free cash flow conversion will be in the range of 90 to 100 percent.

“We are amending our growth outlook slightly to account for lower-than-expected global economic growth,” said Thulin. “As always, we are focused on executing our plan and improving those factors within our control. I am confident in our team’s ability to generate profitable growth and premium returns into the future.”

Second-Quarter Business Group Discussion

Industrial

•                  Sales of $2.6 billion, down 6.4 percent in U.S. dollars. Organic local-currency sales increased 1.4 percent and foreign currency translation reduced sales by 7.8 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by 3M purification, aerospace and commercial transportation, and automotive OEM.

•                  Sales grew in the U.S. and Latin America/Canada; Asia Pacific was flat; EMEA sales declined slightly.

•                  Operating income was $609 million, a decline of 1.2 percent year-on-year; operating margin of 23.1 percent.

Safety and Graphics

•                  Sales of $1.4 billion, down 4.1 percent in U.S. dollars. Organic local-currency sales increased 4.9 percent and foreign currency translation reduced sales by 9.0 percent.

•                  On an organic local-currency basis:

•                  Sales grew in all businesses led by roofing granules, commercial solutions and personal safety.

•                  Sales increased in Asia Pacific, the U.S. and EMEA; Latin America/Canada sales declined.

•                  Operating income was $364 million, an increase of 3.1 percent year-on-year; operating margin of 25.4 percent.

Health Care

•                  Sales of $1.4 billion, down 3.7 percent in U.S. dollars. Organic local-currency sales increased 3.4 percent, acquisitions increased sales by 0.7 percent and foreign currency translation reduced sales by 7.8 percent.

•                  On an organic local-currency basis:

•                  Sales growth was positive in food safety, health information systems, oral care, critical and chronic care, and infection prevention; drug delivery systems declined year-on-year.

•                  Sales grew in Asia Pacific, Latin America/Canada and the U.S.; EMEA was flat.

•                  Operating income was $440 million, an increase of 1.3 percent year-on-year; operating margin of 32.3 percent.

Electronics and Energy

•                  Sales of $1.3 billion, down 7.9 percent in U.S. dollars. Organic local-currency sales declined 3.0 percent, divestitures reduced sales by 0.7 percent and foreign currency translation reduced sales by 4.2 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales declined 2 percent, as growth in electronics materials solutions was offset by a decline in display materials and systems; energy-related sales declined 3 percent, as electrical markets, telecom and renewable energy declined.

•                  Sales grew in the U.S. and declined in EMEA, Asia Pacific and Latin America/ Canada.

•                  Operating income was $277 million, a decline of 5.2 percent year-on-year; operating margin of 21.2 percent.

Consumer

•                  Sales of $1.1 billion, down 2.5 percent in U.S. dollars. Organic local-currency sales increased 3.4 percent and foreign currency translation reduced sales by 5.9 percent.

•                  On an organic local-currency basis:

•                  Sales increased across the portfolio, led by DIY, stationery and office supplies, and home care.

•                  Sales grew in the U.S. and Asia Pacific; Latin America/Canada was flat; EMEA sales declined.

•                  Operating income was $259 million, up 7.4 percent year-on-year; operating margin of 23.3 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21735068). The telephone replay will be available until 10:30 a.m. CDT on July 28, 2015.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$7,686	$8,134	$15,264	$15,965

Operating expenses
Cost of sales	3,858	4,184	7,679	8,215
Selling, general and administrative expenses	1,550	1,646	3,114	3,278
Research, development and related expenses	438	448	901	900

Total operating expenses	5,846	6,278	11,694	12,393

Operating income	1,840	1,856	3,570	3,572

Interest expense and income
Interest expense	35	45	66	82
Interest income	(7)	(9)	(11)	(18)

Total interest expense – net	28	36	55	64

Income before income taxes	1,812	1,820	3,515	3,508

Provision for income taxes	509	537	1,011	1,000

Net income including noncontrolling interest	$1,303	$1,283	$2,504	$2,508

Less: Net income attributable to noncontrolling interest	3	16	5	34

Net income attributable to 3M	$1,300	$1,267	$2,499	$2,474

Weighted average 3M common shares outstanding – basic	631.3	652.0	633.8	656.7
Earnings per share attributable to 3M common shareholders – basic	$2.06	$1.94	$3.94	$3.77

Weighted average 3M common shares outstanding – diluted	643.0	664.6	646.1	669.6
Earnings per share attributable to 3M common shareholders – diluted	$2.02	$1.91	$3.87	$3.70

Cash dividends paid per 3M common share	$1.025	$0.855	$2.05	$1.71

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Jun. 30,	Dec. 31,	Jun. 30,
	2015	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$2,983	$1,897	$2,125
Marketable securities – current	502	626	884
Accounts receivable – net	4,578	4,238	4,759
Inventories	3,847	3,706	4,093
Other current assets	1,521	1,298	1,332
Total current assets	13,431	11,765	13,193
Marketable securities – non-current	13	828	1,204
Investments	106	102	113
Property, plant and equipment – net	8,389	8,489	8,685
Goodwill and intangible assets – net	8,340	8,485	9,025
Prepaid pension benefits (b)	54	46	672
Other assets (b)	1,055	1,554	1,078
Total assets	$31,388	$31,269	$33,970

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$86	$106	$1,650
Accounts payable	1,714	1,807	1,844
Accrued payroll	582	732	656
Accrued income taxes	327	435	478
Other current liabilities (a)	2,386	2,918	2,412
Total current liabilities	5,095	5,998	7,040
Long-term debt	8,431	6,731	5,323
Pension and postretirement benefits (b)	3,683	3,843	1,829
Other liabilities	1,049	1,555	1,932
Total liabilities	$18,258	$18,127	$16,124

Total equity (a)(b)	$13,130	$13,142	$17,846
Shares outstanding
June 30, 2015: 624,745,409 shares
December 31, 2014: 635,134,594 shares
June 30, 2014: 647,969,147 shares
Total liabilities and equity	$31,388	$31,269	$33,970

(a)         In December 2014, 3M’s Board of Directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2014, by approximately $0.6 billion.

(b)         The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2014, these required annual measurements decreased prepaid pension benefits by $0.7 billion, increased deferred taxes within other assets by $0.8 billion, increased pension and postretirement benefits’ long-term liabilities by $1.9 billion, and decreased stockholders’ equity by $1.8 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended
	June 30,
	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,418	$2,732

Cash flows from investing activities:
Purchases of property, plant and equipment	(661)	(634)
Acquisitions, net of cash acquired	(153)	(94)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	928	133
Other investing activities	52	16

NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES	166	(579)

Cash flows from financing activities:
Change in debt	1,876	1,021
Purchases of treasury stock	(2,581)	(3,134)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	450	585
Dividends paid to shareholders	(1,298)	(1,122)
Other financing activities	79	66

NET CASH USED IN FINANCING ACTIVITIES	(1,474)	(2,584)

Effect of exchange rate changes on cash and cash equivalents	(24)	(25)

Net increase (decrease) in cash and cash equivalents	1,086	(456)
Cash and cash equivalents at beginning of year	1,897	2,581

Cash and cash equivalents at end of period	$2,983	$2,125

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,
Free Cash Flow	2015	2014	2015	2014

Net cash provided by operating activities	$1,338	$1,640	$2,418	$2,732
Purchases of property, plant and equipment	(370)	(341)	(661)	(634)

Free Cash Flow (c)	$968	$1,299	$1,757	$2,098

Free Cash Flow Conversion (c)	74%	103%	70%	85%

(c)               Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	June 30,	December 31,	June 30,
Net Debt	2015	2014	2014

Total Debt	$8,517	$6,837	$6,973
Less: Cash and Cash Equivalents and Marketable Securities	3,498	3,351	4,213

Net Debt (d)	$5,019	$3,486	$2,760

(d)              The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	June 30,	December 31,	June 30,
Working Capital Index	2015	2014	2014

Net Working Capital Turns (e)	4.6	5.0	4.6

(e)               The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-months ended June 30, 2015
Sales Change Analysis	United	Asia-	Europe, Middle East and	Latin America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume – organic	3.9%	0.5%	(1.3)%	(3.4)%	0.8%
Price	0.2	—	1.7	4.2	1.0
Organic local-currency sales	4.1	0.5	0.4	0.8	1.8
Acquisitions	0.3	—	—	—	0.1
Divestitures	(0.3)	(0.1)	—	(0.1)	(0.1)
Translation	—	(5.4)	(16.8)	(15.5)	(7.3)
Total sales change	4.1%	(5.0)%	(16.4)%	(14.8)%	(5.5)%

	Three-months ended June 30, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	1.4%	—%	—%	(7.8)%	(6.4)%
Safety and Graphics	4.9%	—%	—%	(9.0)%	(4.1)%
Electronics and Energy	(3.0)%	—%	(0.7)%	(4.2)%	(7.9)%
Health Care	3.4%	0.7%	—%	(7.8)%	(3.7)%
Consumer	3.4%	—%	—%	(5.9)%	(2.5)%

	Six-months ended June 30, 2015
Sales Change Analysis	United	Asia-	Europe, Middle East and	Latin America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume – organic	3.1%	3.0%	(1.3)%	(1.8)%	1.5%
Price	0.4	0.1	1.6	4.0	1.0
Organic local-currency sales	3.5	3.1	0.3	2.2	2.5
Acquisitions	0.4	—	—	—	0.1
Divestitures	(0.3)	(0.1)	—	(0.1)	(0.1)
Translation	—	(4.9)	(16.5)	(14.0)	(6.9)
Total sales change	3.6%	(1.9)%	(16.2)%	(11.9)%	(4.4)%

	Six-months ended June 30, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	2.1%	—%	—%	(7.4)%	(5.3)%
Safety and Graphics	4.4%	—%	—%	(8.3)%	(3.9)%
Electronics and Energy	1.3%	—%	(0.8)%	(4.2)%	(3.7)%
Health Care	3.2%	0.7%	—%	(7.4)%	(3.5)%
Consumer	2.8%	—%	—%	(5.5)%	(2.7)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS SEGMENT INFORMATION	Three-months ended		Six-months ended
NET SALES	June 30,		June 30,
(Millions)	2015	2014	2015	2014

Industrial	$2,634	$2,815	$5,292	$5,591
Safety and Graphics	1,432	1,494	2,804	2,917
Electronics and Energy	1,310	1,422	2,632	2,733
Health Care	1,364	1,416	2,693	2,790
Consumer	1,111	1,139	2,159	2,218
Corporate and Unallocated	(4)	(1)	(2)	2
Elimination of Dual Credit	(161)	(151)	(314)	(286)

Total Company	$7,686	$8,134	$15,264	$15,965

BUSINESS SEGMENT INFORMATION	Three-months ended		Six-months ended
OPERATING INCOME	June 30,		June 30,
(Millions)	2015	2014	2015	2014

Industrial	$609	$617	$1,207	$1,235
Safety and Graphics	364	353	699	671
Electronics and Energy	277	293	560	520
Health Care	440	434	848	861
Consumer	259	241	499	469
Corporate and Unallocated	(74)	(49)	(174)	(121)
Elimination of Dual Credit	(35)	(33)	(69)	(63)

Total Company	$1,840	$1,856	$3,570	$3,572

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000